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                                                                     Exhibit 2.4

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

   AMENDMENT NO. 1 (the "Amendment"), dated as of December 7, 2000, by and among Chris-Craft Industries, Inc., a Delaware corporation (the "Company"), The News Corporation Limited, a South Australian corporation ("Buyer"), and News Publishing Australia Limited, a Delaware corporation and subsidiary of Buyer ("Acquisition Sub"), to the Agreement and Plan of Merger (the "Agreement"), dated as of August 13, 2000, by and among the Company, Buyer, Acquisition Sub and Fox Television Holdings, Inc., a Delaware corporation (but solely as to Section 6.3 and Section 6.20 of the Agreement). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

   Whereas, the parties hereto desire to enter into this Amendment so as to make certain modifications to the Agreement;

   Whereas, the Company, Buyer and Acquisition Sub have approved this Amendment and deem it advisable and in the best interests of their respective companies, stockholders and shareholders to enter into this Amendment;

   NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties agree as follows:

                                   ARTICLE I

                                   Amendment

   Section 1.1 Amendment.

   (a) Section 3.4 of the Agreement is hereby amended by deleting the parenthetical phrase in the second sentence thereof in its entirety and replacing it with the following language:

    "(other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by stockholders (including the holders of the Convertible Preferred Stock) at the Stockholders' Meeting (as defined in Section
    6.2 hereof), voting together as a single class, and the adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by holders of the Convertible Preferred Stock at the Stockholders' Meeting, voting as a separate class (after giving effect to the redemption of the Prior Preferred Stock required pursuant to Section 5.2 hereof))".

   (b) Section 3.19 of the Agreement is hereby amended by deleting the text of such Section in its entirety and replacing it with the following language:

    "At the Stockholders' Meeting, the affirmative vote of a majority of the votes entitled to be cast by stockholders (including the holders of the Convertible Preferred Stock) at the Stockholders' Meeting, voting together as a single class, and the affirmative vote of a majority of the votes entitled to be cast by holders of the Convertible Preferred Stock at the Stockholders' Meeting, voting as a separate class, are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, after giving effect to the redemption of the Prior Preferred Stock required pursuant to
    Section 5.2 hereof."

   (c) Section 7.1(a) of the Agreement is hereby amended by deleting the text of such sub-Section in its entirety and replacing it with the following language:

    "this Agreement shall have been adopted by the affirmative vote of a majority of the votes entitled to be cast by stockholders (including the holders of the Convertible Preferred Stock) at the
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    Stockholders' Meeting, voting together as a single class, and the affirmative vote of a majority of the votes entitled to be cast by holders of the Convertible Preferred Stock at the Stockholders' Meeting, voting as a separate class (after giving effect to the redemption of the Prior Preferred Stock required pursuant to Section
    5.2 hereof);".

   (d) Section 1.2(g) of the Agreement is hereby amended by inserting the word "potentially" between the words "are" and "Dissenting" in the second line of clause (xii) thereof and by inserting the words "(other than Dissenting Shares)" immediately after the words "Partial Cash Election Shares" in clauses
(i), (ii), (viii) and (xi) thereof.

   (e) Section 1.4 of the Agreement is hereby amended (i) by inserting the phrase "(other than Dissenting Shares)" as follows: immediately after the words "(the "All Cash Election Shares")" in the second line of paragraph (b) thereof; immediately after the words "All Cash Election Shares" in the fourteenth line of paragraph (b) thereof and in both the tenth and thirteenth lines of paragraph (d) thereof; immediately after the words "Stock Election Shares" in both the first and tenth lines of paragraph (c) thereof and in the thirteenth line of paragraph (d) thereof; and immediately after the words "Partial Cash Elections" in the seventh line of paragraph (a) thereof, (ii) by deleting the words "Partial Election Shares" in paragraph (e) thereof and replacing them with the words "Partial Cash Election Shares (other than Dissenting Shares)" and (iii) by deleting the word "Exchangeable" in paragraph (d) thereof and replacing it with the word "Exchanged".

   (f) Section 1.9 of the Agreement is hereby amended by deleting the words "Section 1.2" in the first line thereof and replacing them with the words "Sections 1.2 and 1.4".

                                   ARTICLE II

                                 Miscellaneous

   Section 2.1 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 2.2 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.
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   In Witness Whereof, the Company, Buyer and Acquisition Sub have caused this
Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          The News Corporation Limited

                                            /s/ Arthur M. Siskind
                                          By: _________________________________
                                            Name:Arthur M. Siskind
                                            Title:Director

                                          Chris-Craft Industries, Inc.

                                            /s/ Brian C. Kelly
                                          By: _________________________________
                                            Name: Brian C. Kelly
                                            Title: Senior Vice President and
                                                   General Counsel

                                          News Publishing Australia Limited

                                            /s/ Paula Wardynski
                                          By: _________________________________
                                            Name:Paula Wardynski
                                            Title:Vice President